CONSENT OF INDEPENDENT AUDITORS

Seligman High Income Fund Series:

We consent to the use in Post-Effective Amendment No. 27 to Registration Statement No. 2-93076 of our reports dated January 29, 1999, appearing in the Annual Reports to Shareholders for the year ended December 31, 1998, which are incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in each of the Prospectuses and "General Information" in the Statement of Additional Information, which are also included in such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
May 26, 1999